EXHIBIT 10.23

AGREEMENT OF SALE AND PURCHASE

BETWEEN

HSOV MANHATTAN TOWERS, LP,

a Delaware limited partnership,

as Seller

AND

WELLS OPERATING PARTNERSHIP II, L.P.,

a Delaware limited partnership

as Purchaser

pertaining to

1230 and 1240 Rosecrans Avenue, Manhattan Beach, California

EXECUTED EFFECTIVE AS OF

April 1, 2004

(i)

(ii)

		Page
Section 17.7	Entire Agreement	37
Section 17.8	Governing Law; Venue	37
Section 17.9	No Recording	37
Section 17.10	Further Actions	37
Section 17.11	No Other Inducements	37
Section 17.12	Exhibits	38
Section 17.13	No Partnership	38
Section 17.14	Limitations on Benefits	38
Section 17.15	Exculpation	38

LIST OF EXHIBITS

EXHIBIT A	-	Personal Property
EXHIBIT B	-	Legal Description
EXHIBIT C	-	Service Contracts
EXHIBIT D-l	-	Form of Northrop Estoppel Certificate
EXHIBIT D-2	-	Form of Other Tenant Estoppel Certificate
EXHIBIT E	-	Lawsuits
EXHIBIT F	-	List of Tenants
EXHIBIT G	-	Environment Reports
EXHIBIT H	-	General Conveyance, Bill of Sale, Assignment and Assumption
EXHIBIT I	-	Form of Grant Deed
EXHIBIT J	-	Non-Foreign Entity Certification
EXHIBIT K	-	Post Closing Work Agreement
EXHIBIT L	-	Accounting Letter
EXHIBIT M	-	Commitment
EXHIBIT N	-	Leasing Costs

(iii)

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into and effective for all purposes as of April 1, 2004 (the “Effective Date”), by and between HSOV MANHATTAN TOWERS, LP, a Delaware limited partnership (“Seller”), and WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (“Purchaser”).

In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” has the meaning ascribed to such term in the opening paragraph.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.

“Broker” has the meaning ascribed to such term in Section 11.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(e).

“Certifying Party” has the meaning ascribed to such term in Section 4.5.

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing occurs, which date will be April 7, 2004, or such earlier date as may be selected by Purchaser in writing to Seller at least one (1) Business Day in advance of such date or such later date to which Purchaser and Seller may hereafter agree in writing.

“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 3.2(a), 3.2(b) (subject to Section 16.1), 4.9, 5.2(d), 5.3, 5.5, 5.6, 8.1 (subject to Section 16.1), 8.2, 10.4 (subject to the limitations therein), 10.7, 11.1, 13.3, 16.1, 17.2, 17.14 and 17.15.

“Closing Time” has the meaning ascribed to such term in Section 10.4(a).

“Code” has the meaning ascribed to such term in Section 4.9.

“Commitment” has the meaning ascribed to such term in Section 6.2.

“Deed” has the meaning ascribed to such term in Section 10.3(a).

“Deposit” has the meaning ascribed to such term in Section 4.1.

“Deposit Time” means 10:00 a.m. Pacific Time on the Closing Date.

“Documents” has the meaning ascribed to such term in Section 5.2(a).

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the California Toxic Mold Protection Act, other comparable state and local laws, and any and all rules and regulations which are in effect as of the date of this Agreement under any and all of the aforementioned laws.

“Escrow Instructions” has the meaning ascribed to such term in Section 4.2.

“Existing Survey” has the meaning ascribed to such term in Section 6.1.

“General Conveyance” has the meaning ascribed to such term in Section 10.2(b).

“Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller’s use and operation of the Real Property or the Improvements or any portion thereof.

“Hazardous Substances” means all (a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, including, without limitation CERCLA, RCRA, the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act, the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the California Toxic Mold Protection Act, and other comparable state and local laws, as such Laws have been amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, in effect as of or prior to the date of this Agreement or as the same may be amended or supplemented after the date of this Agreement.

“Improvements” means all buildings, structures, fixtures, parking areas and improvements owned by Seller and located on the Real Property.

“Inspection Agreement” means that certain Inspection and Confidentiality Agreement dated March 23, 2004 between Seller and Purchaser.

“Leasing Costs” has the meaning ascribed to such term in Section 10.4(e).

“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).

“Licenses and Permits” means, collectively, all of Seller’s right, title and interest, to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained, in and to licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

“New Tenant Costs” has the meaning ascribed to such term in Section 10.4(f).

“Official Records” means the Official Records of Real Property in the Office of the Clerk and Recorder of the County of Los Angeles, California.

“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).

“Other Party” has the meaning ascribed to such term in Section 4.5.

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means all of Seller’s right, title and interest in and to the equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements and described on Exhibit A attached hereto.

“Property” has the meaning ascribed to such term in Section 2.1.

“Proration Items” has the meaning ascribed to such term in Section 10.4(a),

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Purchaser’s Information” has the meaning ascribed to such term in Section 5.2(c).

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.

“Real Property” means those certain parcels of or interests in real property located at 1230 and 1240 Rosecrans Avenue, Manhattan Beach, California, as more particularly described on Exhibit B attached hereto and made a part hereof, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the streets, alleys and right-of-ways which about such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.

“Records and Plans” means, collectively: (i) all books and records, including but not limited to property operating statements, specifically relating to the Improvements; (ii) all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; (iii) all final plans, specifications and drawings of the Improvements or any portion thereof; and (iv) property maintenance reports pertaining to the Real Property or Improvements. The terms “Records and Plans” shall not include (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates relating to Seller’s valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s Affiliates or externally; (6) any documents or items which Seller considers confidential or proprietary; (7) any documents or items which are not in Seller’s possession and control, and (8) any materials projecting or relating to the future performance of the Property.

“Rentals” has the meaning ascribed to such term in Section 10.4(b), and some may be “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).

“Rent Roll” has the meaning ascribed to such term in Section 5.2(a).

“Reporting Person” has the meaning ascribed to such term in Section 4.9(a).

“Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Service Contracts” means all of Seller’s right, title and interest in all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and under which Seller is currently paying for services rendered in connection with the Property, as listed and described on Exhibit C attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(e), except that any property management agreements will be terminated at Closing and are excluded from such term.

“Significant Portion” means damage by fire or other casualty to the Real Property and the Improvements or a portion thereof requiring repair costs in excess of $2,000,000.00 as such repair costs are reasonably estimated by Seller.

“Tenant Deposits” means all security deposits, paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller’s behalf pursuant to the Tenant Leases, which have not been applied to obligations under Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants).

“Tenant Estoppel Certificate” has the meaning ascribed to such term in Section 7.2.

“Tenant Leases” means the following pertaining to the Improvements or any portion of the Real Property: (i) any and all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications, supplements and/or any guarantees relating thereto) entered into on or prior to the Effective Date, (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements entered into after the Effective Date and prior to the Closing Date and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date and prior to the Closing Date, and, as to (ii) and (iii) only, to the extent approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Tenant Leases will not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.

“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.7.

“Tenants” means all persons or entities leasing, renting or occupying space within the Improvements or any portion of the Real Property pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.6, 11.1, 12.1, 13.3, 17.2, 17.14, 17.15 and Article XIII.

“Title Company” means Chicago Title Company, 700 South Flower Street, Suite 3305, Los Angles, California 90017, Attn: Mr. Frank Jansen, Phone: (213) 488-4300, Facsimile: (213) 891-0834.

“Title Policy” has the meaning ascribed to such term in Section 6.2.

“To Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of Amy Higuchi and David Jordon, without any independent investigation or inquiry whatsoever. Amy Higuchi has been the property manager for the Real Property during Seller’s ownership of the same, and David Jordon was an acquisition/development manager in connection with Seller’s acquisition of the Real Property and is the acquisition/development manager in connection with the sale of the Real Property contemplated by this Agreement. Such individual is named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).

Section 1.2 References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1 Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(a) the Real Property;

(b) the Improvements;

(c) the Personal Property;

(d) all of Seller’s right, title and interest as lessor in and to the Tenant Leases;

(e) all of Seller’s right, title and interest, if any, in, to and under the Service Contracts, the Licenses and Permits and the Records and Plans, in each case to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained (Seller hereby agrees to use good faith reasonable efforts to obtain any such required consents or approvals prior to the Closing Date);

(f) all of Seller’s right, title and interest, to the extent assignable or transferable without the necessity of consent or approval (and if consent or approval is required, to the extent such consent or approval has been obtained, Seller hereby agreeing to use good faith reasonable efforts to obtain any such required consents or approvals prior to the Closing Date), in and to all trade names, trademarks, logos and service marks (in each case, if any) utilized solely by Seller in connection with the operation of the Real Property and Improvements (other than the names or variations thereof of Seller, its Affiliates, the property manager and Tenants); and

(g) the Tenant’s Deposits.

Section 2.2 Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III

CONSIDERATION

Section 3.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) will be Eighty-Nine Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($89,875,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3.

Section 3.2 Assumption of Obligations.

(a) As additional consideration for the purchase and sale of the Property, effective as of Closing, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property Purchaser shall have: (1) assumed and agreed to perform or pay, as applicable, (i) all of the covenants and obligations of Seller, Seller’s predecessor in title and Seller’s Affiliates pursuant to the Tenant Leases and Service Contracts assigned to Purchaser and which are to be performed subsequent to the Closing Date, (ii) all obligations under the Tenant Leases and the Service Contracts assigned to Purchaser and relating to the physical or environmental condition of the Property, regardless of whether such obligations arise before or after the Closing Date, and (iii) the Leasing Costs for which Purchaser is responsible under Section 10.4(e) below; and (2) assumed and agreed to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller or any of its Affiliates resulting from, arising out of or in any way related to the Licenses and Permits and arising or accruing on or after the Closing Date. Purchaser hereby indemnifies, defends, and holds Seller and its Affiliates harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) asserted against or incurred by Seller or its Affiliates and arising out of the failure of Purchaser to perform its obligations pursuant to this Section 3.2(a). The provisions of this Section 3.2(a) shall fully survive the closing without limitation.

(b) Effective as of Closing, Seller will be deemed to have, and by virtue of closing the sale of the Property Seller shall have, agreed to indemnify and hold Purchaser harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) asserted against or incurred by Purchaser by reason of or arising out of any failure by Seller to perform its obligations under the Service Contracts, Tenant Leases, or Licenses and Permits assigned to Purchaser to the extent the same arose prior to the Closing Date, other than (1) any obligations relating to the physical or environmental conditions of the Property, and (2) any Leasing Costs, which obligations are expressly assumed by Purchaser as provided in Section 3.2(a) above; provided, however, that Seller’s obligations under this subsection (b) shall not apply to any claims which (i) are based on any matter which is disclosed to Purchaser in this Agreement (including the Schedules and Exhibits hereto) as an exception or qualification to any representation or warranty of Seller set forth herein, or in any estoppel certificate delivered to Purchaser at or prior to the Closing pursuant to this Agreement by any Tenant, (ii) are based on any matter constituting a breach of Seller’s representations and warranties that is deemed waived by Purchaser pursuant to the terms of this Agreement or (iii) are based on a liability which was taken into account as a Closing adjustment pursuant to Section 10.4. The provisions of this Section 3.2(b) are subject in all events to the provisions of Section 16.1 below. This Section 3.2(b) shall survive Closing only to the extent provided in Section 16.1 below.

Section 3.3 Method of Payment of Purchase Price. No later than the Deposit Time, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 11:00 a.m. Pacific Time on the Closing Date: (a) Purchaser will direct the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement or as otherwise set forth on the Closing Statement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement; and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement or as otherwise set forth on the Closing Statement.

ARTICLE IV

EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS

Section 4.1 The Deposit. Within one (1) Business Day of the execution and delivery of this Agreement, Purchaser will deposit with the Title Company, in good funds immediately collectible by the Title Company, the sum of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) (the “Deposit”), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. The Deposit (plus all interest earned thereon), shall be the “Earnest Money Deposit” for purposes of this Agreement.

Section 4.2 Escrow Instructions. Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.

Section 4.3 Documents Deposited into Escrow. On or before the Deposit Time, (a) Purchaser will cause the difference between the Purchase Price and the Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all closing costs to be paid by Purchaser at Closing, all as more particularly set forth on the Closing Statement) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.3, (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2(b), (c), (d), (e), (f), (g) and (h) below, and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3(a), (b), (c), (d), (e), (f), (g), (m), (n), (o) and (p) below.

Section 4.4 Close of Escrow. Provided that the Title Company has not received from Seller or Purchaser any written termination notice as described and provided for in Section 4.5 (or if such a notice has been previously received, provided that the Title Company has received from such party a withdrawal of such notice), when Purchaser and Seller have delivered the documents required by Section 4.3, the Title Company will:

(a) If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code and Section 4.9;

(b) Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;

(c) Disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, comprised of the Purchase Price as adjusted in accordance with the provisions of this Agreement, as more particularly set forth on the Closing Statement;

(d) Deliver the Deed to Purchaser by causing the same to be promptly recorded in the Official Records, agreeing to deliver the original recorded Deed to Purchaser promptly upon receipt thereof and agreeing to obtain conformed copies of the recorded Deed for delivery to Purchaser and to Seller following recording;

(e) Issue to Purchaser the Commitment required by Section 6.2 of this Agreement in the form set forth on Exhibit M attached hereto;

(f) Deliver to Seller, in addition to Seller’s closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and

(g) Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement, any such funds to be delivered by the Title Company to Purchaser pursuant to wire instructions delivered to the Title Company on behalf of the Purchaser.

Section 4.5 Termination Notices. If at any time the Title Company receives a certificate of either Seller or Purchaser (for purposes of this Section 4.5, the “Certifying Party”) stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (for purposes of this Section 4.5, the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Title Company, then, unless the Title Company has then previously received, or receives within three (3) Business Days after receipt of the Certifying Party’s certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within three (3) Business Days following the Title Company’s receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Section 4.6.

Section 4.6 Indemnification of Title Company. If this Agreement or any matter relating hereto becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally, will hold Title Company free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof other than as a result of Title Company’s gross negligence or willful misconduct. In the event conflicting demands are made or notices served upon Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.

Section 4.7 Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance.

Section 4.8 Investment of Earnest Money Deposit. Title Company will invest and reinvest the Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at Bank of America or some other commercial bank mutually acceptable to Seller, Purchaser and Title Company. The investment of the Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income until such time as Seller is entitled to the Deposit pursuant to this Agreement. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Deposit.

Section 4.9 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 4.9, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) The Title Company (for purposes of this Section 4.9, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

(b) Seller and Purchaser each hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the internal Revenue Service upon a valid request therefor.

(d) The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit B.

ARTICLE V

INSPECTION OF PROPERTY

Section 5.1 Entry and Inspection.

(a) Purchaser expressly acknowledges and confirms that, prior to the execution and delivery of this Agreement, Purchaser and Seller executed and delivered the

Inspection Agreement pursuant to which Purchaser and its agents, representatives, contractors and consultants have inspected and investigated the Property and conducted such tests, evaluations and assessments of the Property as Purchaser deemed necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement. From and after the Effective Date, but subject to the provisions of this Section 5.1 and subject to the obligations set forth in Section 5.3 below, Seller will permit Purchaser and its authorized agents and representatives (collectively, the “Licensee Parties”) the right to enter upon the Real Property at all reasonable times during normal business hours to perform additional inspections of the Property and communicate with Tenants, service providers, any Authorities and any other third parties related to the Service Contracts, and Licenses and Permits; provided, however, other than as expressly set forth in this Section 5.1(a), herein below, Purchaser shall not have the right to communicate with Tenants or service providers unless interviews and communications are coordinated through Seller and Seller shall have the right to participate in any such communications. Purchaser will provide to Seller written notice (the “Entry Notice”) of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and/or the Tenants, service providers or other party with whom any Licensee Party will communicate; provided, however, in the event that Seller fails to respond to such Entry Notice within the aforementioned 24 hour period, Purchaser shall have the right to enter the Real Property for the purposes set forth in the applicable Interview Notice without any further notice or approval from Seller. At Seller’s option, Seller may be present for any such entry, inspection and communication with any Tenants or service providers. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion; provided, however, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to substantially the same condition as was in existence immediately before any such borings or other disturbances were undertaken. If Purchaser or any Licensee Party takes any sample from the Real Property in connection with any testing, Purchaser shall, upon the prior written request of Seller, provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

(b) Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement; provided, however, Purchaser shall provide Seller at least twenty-four (24) hours prior written notice of Purchaser’s intention to communicate with any Authorities and Seller shall have the right to participate in any such communications.

Section 5.2 Document Review.

(a) Purchaser expressly acknowledges and confirms that, prior to the execution and delivery of this Agreement, Purchaser and its authorized agents or representatives have reviewed, inspected, examined, analyzed, verified and photocopied, or had the opportunity to review, inspect, examine, analyze, verify and photocopy, at either the office of Seller, Seller’s property manager or at the Real Property, the following relative to the Property (collectively, the “Documents”): (i) certain environmental reports and studies of the Property as set forth more particularly on Exhibit G attached hereto; (ii) certain assessments (special or otherwise), ad valorem and personal property tax bills, covering the year preceding the Effective Date; (iii) Seller’s most current rent roll (the “Rent Roll”); (iv) certain operating statements covering the period of Seller’s ownership of the Property; (v) copies of the Tenant Leases, Service Contracts, certain Licenses and Permits and the Records and Plans; and (vi) a current inventory of the Personal Property.

(b) Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose prior to the Closing Date the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, lenders, investors or such other parties as may be reasonably necessary to assist Purchaser in determining the feasibility of consummating the transaction contemplated by this Agreement (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser’s acquisition of the Property. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents or information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Notwithstanding the foregoing, Seller shall have no claim of privilege or confidentiality with respect to any of the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants after the Closing Date.

(c) If the Closing fails to occur, Purchaser will return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property (collectively, “Purchaser’s Information”) not later than ten (10) Business Days following the time this Agreement is terminated for any reason.

(d) Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1 below, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller’s Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

(e) Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.2.

Section 5.3 Entry and Inspection Obligations.

(a) Purchaser agrees that in entering upon and inspecting or examining the Property and communicating with any Tenants, Purchaser and the other Licensee Parties will not: disturb the Tenants or unreasonably interfere with their use of the Property pursuant to their respective Tenant Leases; unreasonably interfere with the operation and maintenance of the Property; damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (i) maintain and cause those entering the Property to maintain comprehensive general liability (occurrence) insurance in terms (including contractual indemnity coverage with respect to the indemnity in Section 5.3(b)) in an amount of not less than $2,000,000.00 covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Property, and deliver to Seller a certificate of insurance verifying such coverage and Seller being named as an additional insured on such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests and examinations done with regard to the Property; and (iii) promptly restore the Property to substantially the same condition as was in existence immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs.

(b) Purchaser hereby indemnifies, defends and holds Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and alt liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses (including but not limited to court costs and reasonable attorneys’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of this Section 5.3.

(c) Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.3.

Section 5.4 No Right of Termination. Purchaser acknowledges and agrees that the right to enter and inspect and examine the Property and communicate with Tenants pursuant to Article V has been given to Purchaser solely as an accommodation to Purchaser in connection with Purchaser’s contemplated ownership and operation of the Property following the Closing. Prior to the execution and delivery of this Agreement, Purchaser has already conducted such inspections, examinations, tests, evaluations and assessments of the Property as Purchaser deemed necessary, appropriate and prudent and Purchaser shall have no right to terminate this Agreement based upon the results of any inspections, examinations, tests, evaluations or assessments conducted after the date hereof.

Section 5.5 Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE SPECIFIC MATTERS REPRESENTED IN SECTION 8.1 HEREOF (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.5 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE TENANTS AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN SECTION 8.1 OF THIS AGREEMENT (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property. Prior to the date hereof, Purchaser has conducted such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deemed necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller in Section 8.1 hereof as limited by Section 16.1 of this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by

Purchaser was obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, an Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 will expressly survive the Closing and will not merge with the provisions of any closing documents.

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Purchaser Initials

Section 5.6 Purchaser’s Release of Seller.

(a) Seller Released From Liability. Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling persons and Affiliates, hereby releases Seller and Seller’s Affiliates from any and all liability, responsibility and claims arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller’s representation under Section 8.1(j) hereof (as limited by Section 16.1 of this Agreement). Without limiting the foregoing, Purchaser specifically releases Seller and Seller’s Affiliates from any claims Purchaser may have against Seller and/or Seller’s Affiliates now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property. Nothing contained in this Section 5.6, however, shall constitute a waiver or release by Purchaser with respect to claims arising in connection with (i) an actual environmental contamination of the Property to the extent directly caused by Seller during the period that Seller was the holder of title to the Property or (ii) any personal injury or property damage occurring during the period that Seller was the holder of title to the Property and actually covered by Seller’s insurance policies which Seller maintained during the period that Seller was the holder of title to the Property. The foregoing waivers and releases by Purchaser shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or (ii) any termination of this Agreement. This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THIS SETTLEMENT WITH THE DEBTOR.”

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Purchaser Initials

(b) Purchaser’s Waiver of Objections. Purchaser acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and of said Property and adjacent areas as it deems necessary, and subject only to Seller’s responsibility for any breach of the warranty and representation contained in Section 8.1(j) of this Agreement (as limited by Section 16.1 of this Agreement), Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property.

(c) Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.

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Purchaser Initials

(d) Purchaser and Seller further acknowledge that Seller may be required to disclose if the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(l)); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4135; (v) earthquake fault zone (Public Resources Code Section 2622); or (vi) a seismic hazard zone (Public Resources Code Section 2696) (sometimes all of the preceding are herein collectively called the “Natural Hazard Matters”). Purchaser and Seller hereby instruct Title Company, or an affiliate thereof (who, in such capacity, is herein called the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1103 et seq. and to report the result of its examination to Purchaser and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its full examination will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code section 1103.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Purchaser agrees to provide Seller with a written acknowledgment of its receipt of the Natural Hazard Disclosure Statement.

(e) Survival. The provisions of this Section 5.6 shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or (ii) any termination of this Agreement.

ARTICLE VI

TITLE AND SURVEY MATTERS

Section 6.1 Survey. Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser a copy of that certain survey of the Real Property, dated November 4, 2002, prepared by Bryant.Palmer.Soto Inc. (the “Existing Survey”). Seller shall have no obligation to obtain any modification, update, or recertification of the Existing Survey.

Section 6.2 Title Commitment. The Title Company issued to Purchaser and Purchaser’s lender a commitment to issue title insurance (the “Commitment”), in the form of Exhibit L attached hereto, committing to issue at Closing an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price on the ALT A Owner Policy of Title Insurance with extended coverage, Standard Form Rev. 10/17/92 (as amended to date) insuring Purchaser’s fee simple title to the Real Property to be good and indefeasible, subject to the terms of such policy and the exceptions described therein and the lender’s policy in the form set forth in the Commitment. Purchaser hereby approves the Commitment. Notwithstanding any provision of this Section 6.2 to the contrary, Seller will be obligated to cure prior to Closing exceptions to title to the Real Property and Improvements relating to (or, as to items in (ii) below, cure or cause deletion from the Title Policy or affirmative title insurance over) (i) liens and security interests securing any loan to Seller, and (ii) any other liens or security interests created by, through or under Seller, other than liens for ad valorem taxes and assessments not yet due and payable. Following the Effective Date, if Title Company modifies the Commitment by adding an exception to title to the Real Property and the Improvements relating thereto not disclosed in the Commitment which would materially impact Purchaser’s ownership or operation of the Real Property and Improvements, then such new exception shall be a condition precedent to Purchaser’s obligations to proceed to Closing and Purchaser shall be entitled to terminate this Agreement and receive a refund of the Deposit; provided, however, if such exception to title was created by Seller following the Effective Date, then Seller shall either cause such new exception to be removed from the revised Commitment or endorsed over by Title Company, or such failure shall be a default by Seller under the terms of this Agreement.

ARTICLE VII

INTERIM OPERATING COVENANTS AND ESTOPPELS

Section 7.1 Interim Operating Covenants. Seller covenants to Purchaser that Seller will:

(a) Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article IX of this Agreement. From the Effective Date until Closing, Seller shall not: (i) negotiate with any third party respecting the sale of the Property or any interest therein, and (ii) grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property.

(b) Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to Seller’s insurance policies covering the Improvements as of the Effective Date.

(c) Personal Property. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof, provided, that, such repair or replacement is completed at Seller’s cost prior to the Closing and any Personal Property so replaced is replaced with such Personal Property of a like kind and at least equal value to the Personal Property replaced. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.

(d) Leases. From the Effective Date until Closing, not enter into any new lease or any amendments, expansions or renewals of Tenant Leases without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned, and will be deemed given unless written objection thereto is given within five (5) Business Days after receipt of the relevant information. Furthermore, nothing herein shall be deemed to require Purchaser’s consent to any expansion or renewal which Landlord is required to honor pursuant to any Lease, provided, that, such renewal is on the precise terms and conditions set forth in the applicable Lease.

(e) Service Contracts. From the Effective Date until Closing, not enter into any service contract, unless such service contract is terminable on thirty (30) days notice without penalty or unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

Section 7.2 Estoppel Certificates. It will be a condition to Closing that Seller obtain and deliver to Purchaser prior to Closing, from Northrop Grumman Space & Mission Systems Corp. (“Northrop Grumman”), an executed estoppel certificate (the “Northrop Estoppel

Certificate”), dated no earlier than thirty (30) days prior to Closing with no material modifications from the estoppel certificate form attached hereto as Exhibit D-1. In addition to the Northrop Estoppel Certificate, Landlord shall use commercially reasonable efforts to obtain executed estoppel certificates from the reminder of the Tenants in the form attached hereto as Exhibit D-2 (the “Other Tenant Estoppel Certificates”); provided, however, in no event shall Seller’s ability to obtain such Other Tenant Estoppel Certificates from any or all of the Tenants be deemed a condition precedent to Purchaser’s obligations to proceed to the Closing. In no event shall Seller’s failure to obtain estoppel certificates in accordance with the provisions of this Section 7.2 constitute a default by Seller under this Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1 Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date:

(a) Status. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

(b) Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c) Non-Contravention. The execution and delivery of this Agreement by Seller and the performance by Seller of Seller’s obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

(d) Suits and Proceedings. To Seller’s Knowledge as of the Effective Date, except as listed in Exhibit E, there are no legal actions, suits or similar proceedings pending and served against Seller relating to the Property or Seller’s ownership or operation of the Property, which are not adequately covered by existing insurance or, if adversely determined, would materially adversely affect the value of the Property, the continued operations thereof or Seller’s ability to perform Seller’s obligations under this Agreement.

(e) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) Tenants. To Seller’s Knowledge as of the Effective Date, the list of Tenants, as set forth on Exhibit F attached hereto, constitutes all of the Tenants from whom Seller is currently accepting rental payments. To Seller’s Knowledge, Seller has previously delivered to Purchaser complete copies of all Tenant Leases in Seller’s possession. To Seller’s

Knowledge, there are no written leases or occupancy agreements affecting the Real Property or Improvements to which Seller is a party or otherwise bound with any parties other than the Tenants listed on Exhibit F. To Seller’s Knowledge, no Tenant has assigned its interest in the applicable Tenant Lease or sublet any portion of the premises leased to such Tenant, except as set forth on Exhibit F. Seller has not received any notice of termination or default under any Tenant Lease. To Seller’s Knowledge, there are no existing or uncured defaults by Seller or by any Tenant under its Tenant Lease.

(g) Service Contracts. To Seller’s Knowledge as of the Effective Date, none of the service providers listed on Exhibit C is in default under any Service Contract. To Seller’s Knowledge, Exhibit C contains a complete and accurate list of all Service Contracts. To Seller’s Knowledge, the Documents made available to Purchaser pursuant to Section 5.2(a) hereof include copies of all Service Contracts listed on Exhibit C. To Seller’s Knowledge, there are no written leases, service contracts, management agreements, or other agreements or instruments in force and effect to which Seller is a party that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property other than the Service Contracts, the Tenant Leases and the Licenses and Permits.

(h) No Violations. To Seller’s Knowledge, Seller has not received prior to the Effective Date any written notification from an Authority (i) that the Real Property and Improvements is in violation of any applicable fire, health, building, use, occupancy or zoning laws, (ii) that any work is required to be done to the Real Property and Improvements where such work remains outstanding and, if unaddressed would have a material adverse affect on the Property or use of the Property as currently operated, or (iii) that there has been any delinquency or violation of the Licenses and Permits. In the event that Seller receives any such notice prior to the Closing Date, then Seller shall promptly provide a copy thereof to Purchaser.

(i) Insurance. To Seller’s Knowledge, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Improvements or any part or component thereof that would adversely affect the insurability of the Improvements or cause any increase in the premiums for insurance for the Improvements.

(j) Environmental. Except as shown in any environmental reports covering the Real Property and Improvements which have been made available to Purchaser pursuant to Section 5.2(a) and are attached hereto as Exhibit G, to Seller’s Knowledge, Seller has not received written notice from any Authorities of the Real Property or Improvements being in violation of any Environmental Law.

(k) Accounting Letter. To Seller’s Knowledge, the “Accounting Letter” attached hereto as Exhibit L, is an accurate statement with respect to the operating expenses at the Project. The Accounting Letter shall be delivered to Purchaser at Closing.

(l) Leasing Costs. To Seller’s Knowledge there are no Leasing Costs currently due and unpaid as of the Effective Date, except for the Northrop Amendment Allowances, the Relocating Tenant Costs and as otherwise set forth on Exhibit N attached hereto.

(m) Bankruptcy. Seller is “solvent” as said term is defined by bankruptcy law and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(n) Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to Seller’s Knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

Section 8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:

(a) Status. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

(b) Authority. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Purchaser and its constituent partners and this Agreement constitutes the legal, valid and binding obligation of Purchaser, subject to equitable principles and principles governing creditors’ rights generally.

(c) Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(e) Integrity. Neither Purchaser, nor any direct member of Purchaser, nor, to Purchaser’s current actual knowledge, which shall be deemed to be limited to the current actual knowledge of Lynn Kahn, Senior Compliance Specialist, without independent investigation or inquiry of any kind, any person or entity having a direct or indirect interest in Purchaser, appears on any of the following lists maintained by the United States government (the “Government Lists”):

(i) The two lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http/www.bxa.doc.gov/DPL/Default.shtm; the Entity List can be found at http://www.bxa.doc.gov/Entities/Default.htm);

(ii) The list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf);

(iii) Two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; the List of Debarred Parties can be found at http://www.pmdtc.org/debar059.htm); and

(iv) Any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of Office of Foreign Assets Control, United States Department of the Treasury, or by any other government or agency thereof.

ARTICLE IX

CONDEMNATION AND CASUALTY

Section 9.1 Significant Casualty. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice. The Closing Date shall be adjourned as may be necessary to allow for the running of the full ten (10) day period. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.5 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit for the lesser of (i) any insurance deductible amount, or (ii) the cost of such repairs (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by Purchaser.

Section 9.2 Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Real Property and Improvements is damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit for the lesser of (i) any insurance deductible amount, or (ii) the cost of such repairs (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by Seller.

Section 9.3 Condemnation of Property. In the event of condemnation or sale in lieu of condemnation of all or any portion of the Real Property and Improvements prior to the Closing, Purchaser will have the option, by providing Seller written notice within ten (10) days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect. The Closing Date shall be adjourned as may be necessary to allow for the running of the full ten (10) day period. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 9.3, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.5 and neither Seller nor Purchaser will have any further obligation under this Agreement except for the Termination Surviving Obligations.

ARTICLE X

CLOSING

Section 10.1 Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date through the escrow established with the Title Company. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

Section 10.2 Purchaser’s Closing Obligations. No later than the Deposit Time, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.3, for delivery to Seller at Closing as provided herein:

(a) The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

(b) A counterpart of the General Conveyance, Bill of Sale, and Assignment and Assumption substantially in the form attached hereto as Exhibit H (the “General Conveyance”) duly executed by Purchaser;

(c) Evidence reasonably satisfactory to Seller that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

(d) The Tenant Notice Letters, duly executed by Purchaser;

(e) An original of the Preliminary Change of Ownership Report in accordance with California Revenue and Taxation Code Section 480.3;

(f) Two (2) counterparts of the Post Closing Work Agreement substantially in the form attached hereto as Exhibit K (the “Post Closing Work Agreement”) duly executed by Purchaser;

(g) Two (2) counterparts of the Management Agreement (the “Management Agreement”) duly executed by Purchaser, as Owner, pursuant to which Seller, as Manager, shall manage the Property following the Closing pursuant to the terms set forth in the Management Agreement; and

(h) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered.

Section 10.3 Seller’s Closing Obligations. Seller, at its sole cost and expense, will deliver (y) the following items (a), (b), (c), (d), (e), (f), (g), (h), (j), (m), (n), (o) and (p) in escrow with the Title Company pursuant to Section 4.3 for delivery to Purchaser at Closing, and (z) upon receipt of the Purchase Price, Seller shall deliver the following items (i), (k) and (l) to Purchaser at the Property:

(a) A grant deed substantially in the form attached hereto as Exhibit I (the “Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements, which Deed shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records, along with a separate unrecorded statement of documentary transfer tax duly executed by Seller and attached to the Deed;

(b) The General Conveyance duly executed by Seller;

(c) The Tenant Notice Letters, duly executed by Seller;

(d) Evidence reasonably satisfactory to Title Company and Purchaser that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so and an Owner’s Affidavit in form satisfactory for the Title Company to issue the Title Commitment as set forth on Exhibit M attached hereto;

(e) A certificate in the form attached hereto as Exhibit J (“Certificate as to Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

(f) A Withholding Exemption Certificate, Form 593-W, or in the event that the Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to Revenue and Taxation Code Sections 18805 and 26131, stating either the amount of withholding required from Seller’s proceeds or that Seller is exempt from such withholding requirement (the “Form 593”) duly executed by Seller;

(g) Two (2) counterparts of the Post Closing Work Agreement duly executed by Seller;

(h) The Tenant Deposits as part of an adjustment to the Purchase Price. In the event the Tenant Deposits are in the form of a letter of credit, then Seller shall deliver at Closing the original letter(s) of credit, together with documentation sufficient to cause the letter(s) of credit to be assigned to Purchaser upon approval thereof by the issuer of the letter(s) of credit and Seller shall be responsible for all costs and expenses relating to such assignment imposed by the issuer of such letter(s) of credit;

(i) The Personal Property;

(j) The Rent Roll, updated to show any changes, to Seller’s Knowledge, as of one (1) Business Day prior to the Closing Date (which shall be deemed a part of the Documents for purposes of this Agreement);

(k) All original Licenses and Permits, Tenant Leases, and Service Contracts in Seller’s possession and control;

(l) All keys to the Improvements which are in Seller’s possession;

(m) The Accounting Letter substantially in the form attached hereto as Exhibit L duly executed and delivered on behalf of Seller;

(n) Evidence of the termination of the management agreement between Seller, as owner, and Hines Interests Limited Partnership, as manager, pursuant to which manager managed the Property prior to the Closing;

(o) Two (2) counterparts of the Management Agreement duly executed by Seller; and

(p) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered.

Section 10.4 Prorations.

(a) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments which are required to be paid for the calendar year or fiscal year, as the same may be applicable in accordance with the period used by the applicable taxing authority, in which the Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (c) below) and operating expenses payable by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be mutually and reasonably prepared by Seller and Purchaser at least two (2) days prior to the Closing Date (the “Closing Statement”). Purchaser and Seller hereby agree to use good faith efforts to finalize the Closing Statement in accordance with the provisions of this Agreement. The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; (hereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to such utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller within nine (9) months following the Closing. The provisions of this Section 10.4 (excluding subsection (e) which is governed by Section 3.2(a) above) will survive the Closing for twelve (12) months.

(b) Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid to or collected by Seller and attributable to any period following the Closing Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rentals, if any, received by Seller after Closing and properly attributable to any period following the Closing Time. “Rentals” as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to Seller or its successor by tenants under the Tenant Leases or from other occupants or users of the Property), excluding specific tenant billings which are governed by Section 10.4(d) below. Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. All sums collected by Purchaser from and after Closing within ninety (90) days of the Closing Date from each Tenant (excluding Tenant payments for Operating Expense Recoveries attributable to the period prior to the Closing Time governed by Section 10.4(c) below and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below) will be applied first to current amounts owed by such Tenant to Purchaser and then to prior delinquencies owed by such Tenant to Seller. Seller shall have no right to any Delinquent Rentals collected by Purchaser after the expiration of ninety (90) days after the Closing Date; provided, however, that the foregoing limitation on Delinquent Rentals shall not apply to Seller’s right to collect tax expenses in the amount of $191,736.18 and Northrop Grumman’s share of the Above Ground Storage Tank in the amount of $57,911.47, both due and owing from Northrop Grumman as of the date of the Closing (collectively, the “NG Pre-Closing Payables”) which NG Pre-Closing Payables shall remain Seller’s right to collect from Northrop Grumman so long as Hincs Interests Limited Partnership is the manager under the Management Agreement and thereafter Purchaser agrees to use commercially reasonable good faith efforts to obtain the NG Pre-Closing Payables from Northrop Grumman for delivery to Seller. Any sums collected by Purchaser and due Seller will be promptly remitted to Seller. Notwithstanding the foregoing, however, after the Closing Date Seller shall have no right, other than with respect to the NG Taxes, to collect Delinquent Rentals, amounts owed for Operating Expense Recoveries and billings for tenant work orders directly from Tenants.

(c) Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes if any, specified in each Tenant Lease (collectively, “Operating Expense Recoveries”) for calendar year 2004. If less amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2004 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for calendar year 2004 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser will pay such difference to Seller after such amounts are collected from the applicable Tenants and after Purchaser has performed its year-end reconciliation for the Property for the calendar year 2004. If more amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2004 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for calendar year 2004 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Seller agree that such proration of Operating Expense Recoveries at Closing for calendar year 2004 will fully relieve Seller from any responsibility to Tenants or Purchaser for such matters subject to Seller’s and Purchaser’s right and obligation to finalize prorations within nine (9) months after Closing solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors. In this regard, Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for calendar year 2004 for periods before and after Closing, and (ii) where appropriate, reimbursing Tenants for amounts attributable to Operating Expense Recoveries for calendar year 2004, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year.

(d) With respect to specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but relate to any such specific services rendered by Seller or its property manager, at Seller’s cost and expense or for which Seller is entitled to a fee in connection with such services, prior to the Closing Time and which are identified on the Tenant’s payment as relating to such specific services or which are clearly identifiable as being payment for any such specific services, Purchaser shall forward the appropriate collect amount to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.

(e) Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser will be solely responsible for all leasing commissions, brokerage commissions, tenant improvement allowances, legal fees and other expenditures incurred in connection with the lease of space in the Property (“Leasing Costs”) to the extent (I) unpaid as of the Closing Date, (II) payable after Closing, and (III) relating to obligations to be performed after the Closing Date, under or with respect to Tenant Leases entered into prior to the Effective Date; provided, however, notwithstanding the foregoing, Seller shall remain responsible solely for the following Leasing Costs: (i) the Leasing Costs due in connection with Manhattan Wealth Advisors, Inc.’s Tenant Lease, (ii) the “Northrop Amendment Allowances,” as that term is defined below; and (iii) the “Relocating Tenant Costs,” as that term is defined below. As used herein, the “Northrop Amendment Allowances” shall mean and refer to the “Refurbishment

Allowance” (in the amount $375,000), the “Third Floor Expansion Space Allowance” (in the amount of $678,000), and the “Second Floor Expansion Space Allowance” (in the amount of $1,046,080), as those respective terms are defined in that certain Amended and Restated Third Amendment to Commercial Office Lease dated December 15, 2003 (the “Northrop Amendment”) between Seller, as landlord, and Northrop Grumman, as tenant, to the extent that, as of the Closing Date, the same remain due to Northrop Grumman pursuant to the terms of the Northrop Amendment, as set forth in the Tenant Estoppel Certificate delivered by Northrop Grumman, which Northrop Amendment Allowances shall be a credit against the Purchase Price due from Purchaser at Closing. Purchaser acknowledges that, in conjunction with the Northrop Amendment, Seller, as landlord, entered into those certain Tenant Lease amendments with Robeks Corporation, Gregory P. Schill, Modis, Inc. and First Tennessee Bank National Association and that certain initial Tenant Lease with Victor L. George (such Tenants being referred to herein, collectively, as the “Relocating Tenants” and such Tenant Lease amendments and such initial Tenant Lease associated with the Relocating Tenants being referred to herein, collectively, as the “Relocating Tenant Leases”). As used herein, the “Relocating Tenant Costs” shall mean and refer to (A) all out-of-pocket moving and other relocation costs expressly reimbursable to the Relocating Tenants pursuant to the terms of the Relocating Tenant Leases, and (B) all costs and expenses to be incurred by the landlord under the Relocating Tenant Leases pursuant to the terms of the Relocating Tenant Leases to perform the “Tenant Improvements,” as that term is defined respectively in each of the Relocating Tenant Leases, and to perform any relocation of any Relocating Tenants’ personal property (the performance of such Tenant Improvements and such relocation of such personal property being referred to herein, collectively, as the “Post Closing Work”); provided, however, the “Relocating Tenant Costs” shall not include any free rent or similar concession granted to any of the Relocating Tenants in connection with the Relocating Tenant Amendments, except as expressly set forth in items (A) and (B) hereinabove. Seller acknowledges and agrees that Seller shall remain obligated at Closing for the performance of the Post Closing Work. In connection with Seller’s obligation to perform the Post Closing Work, there shall remain in escrow at Closing an amount equal to the sum of (1) $832,366.26 which amount is equal to one hundred twenty percent (120%) of the $693,638.55 required to complete the Post Closing Work under each of the Relocating Tenant Leases, which $693,638.55 has been reasonably estimated by Seller (collectively, the “Construction Holdback”) and (2) $79,904.51, which amount is equal to two months of Basic Rent for the Second Floor Expansion Space due in connection with the Northrop Amendment (the “Northrop Second Floor Rent”), it being understood that, if Seller fails to complete the Post Closing Work on or before May 1, 2004, and provided that such failure by Seller is not the result of a force majeure delay or delays caused by Purchaser (in which events Seller shall not be liable for such failure), then, as Purchaser’s sole remedy with respect to such failure, a portion of the Northrop Second Floor Rent in the amount of $1,309.91 shall be disbursed to Purchaser for each day after May 1, 2004, through and including the date on which Seller completes the Post Closing Work. Concurrently with the Closing, Seller and Purchaser shall enter into the Post Closing Work Agreement, pursuant to which Seller shall agree to perform, and Purchaser shall agree to cooperate with Seller’s performance of, the Post Closing Work, including, without limitation, providing for disbursement to Purchaser of amounts from the Construction Holdback to pay for costs incurred by Purchaser in connection with the Post Closing Work for each of the Relocating Tenants, and the disbursement to Purchaser of all amounts remaining in escrow (including, without limitation, the balance of any remaining Northrop Second Floor Rent) upon completion of the Post Closing Work. Upon completion of the Post Closing Work with respect to a particular Relocating Tenant, Seller shall be entitled to any remaining amount in the

Construction Holdback allocated to such Relocating Tenant. Seller shall also be obligated to fund any underage in the Construction Holdback required to complete the Post Closing Work, including, without limitation, any additional amounts due Northrop Grumman in connection with the Northrop Second Floor Rent to the extent otherwise payable pursuant to the terms of this Section 10.4(e) above. Purchaser shall have the right following Closing to make any amendments it desires in connection with a Relocating Tenant Lease; provided, however, that to the extent any such amendment shall increase the obligations or costs associated with such Relocating Tenant Leases or delay any timing with respect to such Relocating Tenant Leases, including, without limitation, the delivery to Northrop Grumman of the Second Floor Expansion Space by May 1, 2004, Purchaser shall be solely responsible, at its sole expense, for such increased obligations, costs and delays. The execution of the Post Closing Work Agreement at Closing shall supersede any contradictory provisions of this Section 10.4(e) relating to the Relocating Tenants or the Post Closing Work.

(f) Subject to any approval rights which Purchaser may have pursuant to Section 7.1(d) of this Agreement, Purchaser further agrees to be solely responsible for all Leasing Costs (for purposes of this Section 10.4(f), “New Tenant Costs”) incurred or to be incurred in connection with any new Tenant Lease executed on or after the Effective Date (excluding a Tenant Lease with Simon & Simon, whose New Tenant Costs in the amount of $22,000 shall be the obligation of Seller and shall remain in the escrow established under Section 10.4(e) above) and Purchaser will pay to Seller at Closing as an addition to the Purchase Price an amount equal to any New Tenant Costs paid by Seller prior to Closing.

Section 10.5 Delivery of Real Property. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Tenant Leases.

Section 10.6 Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a) Purchaser will pay (i) all premium and other costs for the Title Policy (including ALTA extended coverage) and any endorsements, except the portion thereof payable by Seller pursuant to Section 10.6(b) below, (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (i) Purchaser’s attorney’s fees, (iii)  1/2 of all of the Title Company’s escrow and closing fees, if any, and (iv) all recording fees;

(b) Seller will pay (i) the premium for the basic Title Policy and the cost for any endorsement with respect to liens described in Section 6.2, (ii) the costs associated with any modifications, updates, or recertifications of the Existing Survey, (iii)  1/2 of all of the Title Company’s escrow and closing fees, (iv) Seller’s attorneys’ fees, and (v) any documentary transfer taxes or other fees payable upon recording the Deed or the transfer of the Property to Purchaser;

(c) Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located; and

(d) If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.

Section 10.7 Post-Closing Delivery of Tenant Notice Letters; Service Contract Assignment. Promptly following Closing, Purchaser will cause the delivery to each Tenant (via messenger or certified mail, return receipt requested) of a written notice executed by Purchaser and Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”). In addition, promptly following Closing, Seller will cause the delivery to each of the providers under the Service Contracts, via messenger or certified mail, return receipt requested, a letter acknowledging the sale of the Property to Purchaser and the assignment of the obligations under the Service Contracts to Purchaser. This Section 10.7 shall survive Closing.

Section 10.8 General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth in above in this Article X, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Purchaser to Seller:

(a) Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, as of the date of Closing.

(b) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of Closing,

(c) Title Company shall not have delivered notice to Purchaser stating that Title Company will no longer honor its commitment to issue the Title Policy upon the terms set forth in the Commitment.

(d) Purchaser shall have received the Northrop Estoppel Certificate referred to in Section 7.2 hereof, duly executed by Northrop Grumman, as more particularly described in Section 7.2.

(e) Northrup Grumman’s Moody’s credit rating shall not have been downgraded from Baa3 to Ba1 or lower.

Section 10.9 General Conditions Precedent to Seller’s Obligations Regarding the Closing. In addition to the conditions to Seller’s obligations set forth in above in this Article X, the obligations and liabilities of Seller hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Seller to Purchaser:

(a) Purchaser shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Purchaser set forth in this Agreement, as of the date of Closing.

(b) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of Closing.

ARTICLE XI

BROKERAGE

Section 11.1 Brokers. Seller agrees to pay to Secured Capital Corp. (“Broker”) a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement. The payment of the commission by Seller to Broker will fully satisfy the obligations of the Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.

ARTICLE XII

CONFIDENTIALITY

Section 12.1 Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that, unless and until the Closing occurs, the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same and all information obtained by Purchaser in connection with the Property will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, investors, clients, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder or as otherwise required by applicable law. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII or elsewhere in this Agreement in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities or order of governmental authority for information required by reason of the transactions provided for herein pursuant to the opinion of such party’s counsel. The provisions of this Article XII will survive any termination of this Agreement.

ARTICLE XIII

REMEDIES

Section 13.1 Default by Seller. In the event the Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within thirty (30) days following the scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) pursue specific performance of this Agreement so long as any action or proceeding commenced by Purchaser against Seller shall be filed and served within thirty (30) days of the Closing Date; and provided further if specific performance is not an available remedy hereunder, then Purchaser’s sole remedy shall be to terminate this Agreement and receive from the Title Company the Earnest Money Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; provided, however, in the event Purchaser is unable to pursue specific performance because of Seller’s sale of the Property to a bona fide third-party purchaser, then Purchaser shall have the right to terminate this Agreement and receive from the Title Company the Earnest Money Deposit and from Seller (a) all of Purchaser’s actual out-of-pocket expenses incurred in connection with this transaction and (b) contract damages equal to the excess amount, if any, at which Seller sold the Property to the bona fide third party purchaser over the Purchase Price, whereupon Purchaser and Seller shall have no further rights or obligations under this Agreement except with respect to the Termination Surviving Obligations. In either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages (other than out-of-pocket expenses in the specific instance described above) of any type or kind including, without limitation, consequential or punitive damages. Failure of Purchaser to make the foregoing election within the foregoing thirty (30) day period shall be deemed an election by Purchaser to terminate this Agreement and receive from the Title Company the Earnest Money Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination.

Section 13.2 DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY, AND (ii) SUCH AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY

PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS OR THE TERMINATION SURVIVING OBLIGATIONS.

/s/ Illegible

Purchaser Initials	Seller Initials

Section 13.3 Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. This Section 13.3 shall survive Closing or termination of this Agreement.

ARTICLE XIV

NOTICES

Section 14.1 Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional overnight delivery service with proof of delivery, or (c) facsimile (providing that such facsimile is confirmed by the sender by overnight delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of facsimile transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:	Wells Operating Partnership II, L.P.
c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 600
Norcross, Georgia 30092
Attn: Bob Huff
Fax: (770) 243-8510

with copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Jeff Jacobs, Esq.
Fax: (404) 253-8674

To Seller:	HSOV Manhattan Tower, LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard
Houston, Texas 77056
Attn: Tom Owens
Fax: (713) 966-2636

with copy to:	HSOV Manhattan Tower, LP
c/o Hines Interest Limited Partnership
3000 West Olympic Boulevard, Building 5, Suite 2100
Santa Monica, California 90404
Attn: Doug Holte
Fax: (310) 264-4101

and

Allen Matkins Leek Gamble & Mallory LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attn: John M. Tipton, Esq.
Fax: (310) 788-2410

ARTICLE XV

ASSIGNMENT AND BINDING EFFECT

Section 15.1 Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement without Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser and Seller may each assign its rights under this Agreement to an Affiliate of such assigning party without the consent of the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

ARTICLE XVI

PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL

OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.1 Survival of Representations, Warranties and Covenants.

(a) Notwithstanding anything to the contrary contained in this Agreement, (1) the representations and warranties of Seller set forth in Section 8.1 and Seller’s liability under Section 8.1, and (2) the covenants in Section 3.2(b) and Seller’s liability under Section 3.2(b), will survive the Closing for a period of nine (9) months. Purchaser will not have any right to bring any action against Seller as a result of (i) any untruth, inaccuracy or breach of such representations and warranties under Section 8.1, or (ii) the failure of Seller to perform its obligations under Section 3.2(b), unless and until the aggregate amount of all liability and losses arising out of alt such untruths, inaccuracies, breaches and failures exceeds $50,000, but after such amount is exceeded, the total claim amount shall include the initial $50,000. In addition, in no event will Seller’s liability for all such untruths, inaccuracies, breaches, and/or failures under Sections 3.2(b) and 8.1 (including Seller’s liability for attorneys’ fees and costs in connection with such untruths, inaccuracies, breaches and/or failures) exceed, in the aggregate, $2,000,000.00.

(b) Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains actual knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations, warranties or covenants herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

(c) The Closing Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 17.2 Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom, subject, however, in the case of Seller, to the limitations set forth in Section 16.1 above, and in the case of Purchaser, to the limitations set forth in Section 13.2 above (which limitation shall not apply to the extent Purchaser disputes the delivery of the Earnest Money Deposit to Seller). For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 17.3 Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

Section 17.4 Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 17.5 Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original or faxed signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original or faxed counterparts will collectively constitute a single agreement.

Section 17.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.7 Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 17.8 Governing Law; Venue. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ANY ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN THE STATE OR FEDERAL COURTS IN THE COUNTY OF LOS ANGELES, CALIFORNIA, AND THE PARTIES HEREBY CONSENT AND AGREE TO THE JURISDICTION OF SUCH COURTS.

Section 17.9 No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.

Section 17.10 Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 17.11 No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

Section 17.12 Exhibits. Exhibits A through N, inclusive, are incorporated herein by reference.

Section 17.13 No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 17.14 Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation. Broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

Section 17.15 Exculpation. In no event whatsoever shall recourse be had or liability asserted against any of Seller’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or their respective constituent members, partners, shareholders, employees, agents, directors, officers or other owners. Seller’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing documents.

[Remainder of page blank. Signatures on next page.]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

PURCHASER:

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, General Partner

	By:	/s/ Randy Fretz

		Name:	Randy Fretz
		Title:	Senior Vice President

SELLER:

HSOV MANHATTAN TOWERS LP, a Delaware limited partnership

By:	HSOV Manhattan Towers GP LLC, a Delaware limited liability company its general partner

	By:	Hines Suburban Office Venture, L.L.C., a Delaware limited liability company its sole member

		By:	Hines Suburban Limited Partnership, a Texas limited partnership its Manager

			By:	Hines Fund Management, L.L.C., a Delaware limited liability company its General Partner

				By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member

					By:	Hines Holdings, Inc., a Texas corporation its General Partner

						By:	/s/ Thomas D. Owens

Thomas D. Owens
Senior Vice President

The undersigned agrees that in the event that Seller under the above Agreement fails to pay any amounts due to Purchaser pursuant to the terms of Sections 10.4(e) and/or 16.1(a) of the Agreement, the undersigned shall be obligated to pay such amounts to Purchaser subject, however, to the terms, conditions and limitations set forth in Sections 10.4(e) and 16.1(a) of the Agreement. The undersigned is, however, expressly not undertaking any of the obligations of Seller under the above Agreement except as specifically enumerated in the preceding sentence.

HINES SUBURBAN OFFICE VENTURE, L.L.C., a Delaware limited liability company

By:	Hines Suburban Limited Partnership, a Texas limited partnership its Manager

	By:	Hines Fund Management, L.L.C., a Delaware limited liability company its General Partner

		By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member

			By:	Hines Holdings, Inc., a Texas corporation its General Partner

				By:	/s/ Thomas D. Owens

Thomas D. Owens Senior Vice President

JOINDER BY TITLE COMPANY

Chicago Title Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the      day of April 2004, and accepts the obligations of the Title Company as set forth herein, including, without limitation, the obligations of Title Company set forth in Article IV of this Agreement, and the obligations of Title Company set forth in Section 6.2 of this Agreement to issue the Title Policy, subject only to the requirements set forth in the Commitment. The Title Company will acknowledge receipt of the Deposit in writing to Purchaser and Seller promptly after receipt thereof. The Title Company hereby agrees to hold and distribute the Earnest Money Deposit and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.

CHICAGO TITLE COMPANY

By:

Printed Name:

Title:

Agreement of

Purchase and Sale

JOINDER BY BROKER

The undersigned Broker joins herein to evidence such Broker’s agreement to the provisions of Section 11.1 and to represent to Seller and Purchaser that such Broker (i) knows of no other brokers, salespersons or other parties entitled to any compensation for brokerage services arising out of this transaction other than those whose names appear in this Agreement, (ii) has not made any of the representations or warranties specifically disclaimed by Seller in Section 16.1 and (iii) is duly licensed and authorized to do business in the State of California.

SECURED CAPITAL CORP.

Date: April , 2004	By:

Printed Name:

Title:

	Address:	11150 Santa Monica Boulevard, Suite 1400 Los Angeles, California 90025

License No.: ____________________________

Tax I.D. No.: ____________________________

Agreement of

Purchase and Sale